CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Review Notes due 2023	$495,000	$54.00

Pricing Supplement To prospectus dated November 16, 2020, product supplement for review notes dated November 16, 2020 and index supplement dated November 16, 2020	Pricing Supplement No. 712 Registration Statement Nos. 333-250103; 333-250103-01 Dated February 5, 2021; Rule 424(b)(2)

Structured Investments

Morgan Stanley Finance LLC
$495,000

Review Notes Linked to the iShares® MSCI Emerging Markets ETF due February 8, 2023

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

General

●	The securities are designed for investors who seek to potentially earn a fixed positive return if, on the Review Date, the Underlying Share Closing Price of the iShares® MSCI Emerging Markets ETF (the “Underlying Shares”) is at or above the Call Level, or a return reflecting the appreciation of the Underlying Shares if the securities are not called prior to maturity and the Ending Average Share Price is greater than the Initial Share Price. If the securities are not automatically called prior to maturity, and the Ending Average Share Price is greater than the Initial Share Price, investors will receive a return reflecting the appreciation of the Underlying Shares. If the securities are not automatically called prior to maturity, and the Ending Average Share Price is equal to or less than the Initial Share Price, but has not decreased by more than the Buffer Amount of 15%, investors will receive their principal at maturity. However, if the Underlying Shares decline by more than 15% from the Initial Share Price to the Ending Average Share Price, investors will lose 1.1765% for every 1% decline beyond the Buffer Amount. There is no minimum payment at maturity on the securities. Investors in the securities must be willing to accept this risk of loss of principal, and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a fixed payment if the securities are called prior to maturity.
●	The Review Date, and therefore the only date on which a call may be initiated, is February 18, 2022.
●	Senior unsecured obligations of Morgan Stanley Finance LLC (“MSFL”), fully and unconditionally guaranteed by Morgan Stanley, maturing February 8, 2023†.
●	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
●	The securities priced on February 5, 2021 and are expected to settle on February 10, 2021.

Final Terms

Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Principal Amount:	$1,000 per security
Underlying Shares:	The iShares® MSCI Emerging Markets ETF (the “Fund”)
Automatic Call:	If the Underlying Share Closing Price on the Review Date is greater than or equal to the Call Level, the securities will be automatically called for a cash payment per security of $1,116.00, as set forth below.
Call Level:	$56.24, which is 100% of the Initial Share Price.
Payment if called:

If the securities are called, for every $1,000 Principal Amount security, you will receive a payment of $1,000 plus the product of $1,000 and the fixed call premium, calculated as follows:

• 11.60% x $1,000 if called on the Review Date

Payment at Maturity:

If the securities are not automatically called prior to maturity and the Ending Average Share Price has increased from the Initial Share Price, you will receive a payment at maturity for each $1,000 Principal Amount security, calculated as follows:

$1,000 + ($1,000 × Underlying Share Return)

If the securities are not automatically called prior to maturity and the Ending Average Share Price is equal to the Initial Share Price or has declined by an amount less than or equal to the Buffer Amount of 15% from the Initial Share Price, you will receive the Principal Amount of your securities at maturity.

If the securities are not automatically called prior to maturity and the Ending Average Share Price declines by more than the Buffer Amount of 15% from the Initial Share Price, you will lose 1.1765% of the Principal Amount of your securities for every 1% decline below 85% of the Initial Share Price, and your payment per $1,000 Principal Amount security will be calculated as follows:

$1,000 + [$1,000 x (Underlying Share Return + 15%) × Downside Factor]

If the securities are not called and the Underlying Share Return reflects a decline of the Underlying Shares by more than 15%, you will lose some or all of your investment. There is no minimum payment at maturity, and you could lose your entire investment.

Buffer Amount:	15%
Downside Factor:	1.1765
Underlying Share Return:	The performance of the Underlying Shares from the Initial Share Price to the Ending Average Share Price calculated as follows:
Ending Average Share Price – Initial Share Price Initial Share Price
The Underlying Share Return may be positive, zero or negative.
Underlying Share Closing Price:	On any day, the Share Closing Price for the Underlying Shares times the Adjustment Factor on such day
Initial Share Price:	$56.24, which is the Underlying Share Closing Price on the Pricing Date.
Ending Average Share Price:	The arithmetic average of the Underlying Share Closing Prices on each of the five Averaging Dates.
Adjustment Factor:	1.0, subject to adjustment in the event of certain events affecting the Underlying Shares. See “Additional Terms of the Securities—Antidilution Adjustments” below.
Review Date†:	February 18, 2022
Averaging Dates†:	January 30, 2023, January 31, 2023, February 1, 2023, February 2, 2023 and February 3, 2023
Maturity Date†:	February 8, 2023
Pricing Date:	February 5, 2021
Issue Date:	February 10, 2021 (3 business days after the Pricing Date)
Listing:	The securities will not be listed on any securities exchange.
Estimated value on the Pricing Date:	$987.50 per security. See “Additional Terms Specific To The Securities” on page 2.
CUSIP / ISIN:	61771E4M7 / US61771E4M70

†Subject to postponement for non-trading days or in the event of a market disruption event and as described under “Additional Terms of the Securities” below.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-16 of the accompanying product supplement for review notes and “Selected Risk Considerations” beginning on page 6 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement for review notes, index supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (1)(2)	Proceeds to Us (3)
Per security	$1,000	$15	$985
Total	$495,000	$7,425	$487,575
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $15 per $1,000 Principal Amount of securities.
(2)	Please see “Supplemental Plan of Distribution; Conflicts of Interest” in this pricing supplement for information about fees and commissions.
(3)	See “Use of Proceeds and Hedging” on page 21.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” below.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Morgan Stanley

February 5, 2021

Additional Terms Specific to the Securities

You should read this pricing supplement together with the prospectus dated November 16, 2020, as supplemented by the product supplement for review notes dated November 16, 2020 and the index supplement dated November 16, 2020. You should note that the product supplement for review notes describes offerings linked to indices and not exchange-traded funds. Accordingly, you should review carefully the provisions described in this pricing supplement that apply to these securities and supersede the relevant terms in the product supplement. This pricing supplement, together with the documents listed below, contains the terms of the securities, supplements the preliminary terms related hereto dated February 2, 2021, and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement for review notes, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

You may access these documents on the SEC website at .ww.w.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product Supplement for Review Notes dated November 16, 2020:

https://www.sec.gov/Archives/edgar/data/895421/000095010320022210/dp140458_424b2-epsrnotes.htm

●	Index Supplement dated November 16, 2020:

https://www.sec.gov/Archives/edgar/data/895421/000095010320022214/dp140278_424b2-isn2020.htm

●	Prospectus dated November 16, 2020:

https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

Terms used but not defined in this pricing supplement are defined in the product supplement for review notes, in the index supplement or in the prospectus.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the Pricing Date is less than $1,000. We estimate that the value of each security on the Pricing Date is $987.50.

What goes into the estimated value on the Pricing Date?

In valuing the securities on the Pricing Date, we take into account that the securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the Call Premium Amount, the Buffer Amount and the Downside Factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Hypothetical Examples of Amounts Payable upon Automatic Call or Redemption at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the securities that could be realized for a range of movements in the Underlying Shares as shown below. The table below assumes a hypothetical Initial Share Price of $50.00 and a hypothetical Call Level of $50.00 (equal to 100% of the hypothetical Initial Share Price) and reflects the Buffer Amount of 15% and the Downside Factor of 1.1765. The actual Initial Share Price and Call Level are set forth on the cover of this document. The table reflects the fixed call premium used to calculate the call price on the Review Date of 11.60%, regardless of the appreciation of the Underlying Shares, which may be significant. The returns on the final Averaging Date assume that the Underlying Share Closing Price on the Review Date was not greater than or equal to the Call Level and so the securities remained outstanding until maturity.

There will be only one payment on the securities, whether automatically called or redeemed at maturity. An entry of “N/A” indicates that the securities would not be called on the Review Date and no payment would be made for such date. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

	Underlying Share Closing Price	Total Return at	Total Return at Final Averaging Date
	Appreciation/Depreciation	Review Date
Underlying Share Closing Price			(if not called prior to maturity)
$70.00	40.00%	11.60%	40.00%
$65.00	30.00%	11.60%	30.00%
$60.00	20.00%	11.60%	20.00%
$55.00	10.00%	11.60%	10.00%
$50.00	0.00%	11.60%	0.00%
$45.00	-10.00%	N/A	0.00%
$42.50	-15.00%	N/A	0.00%
$40.00	-20.00%	N/A	-5.8825%
$35.00	-30.00%	N/A	-17.6475%
$30.00	-40.00%	N/A	-29.4125%
$25.00	-50.00%	N/A	-41.1775%
$20.00	-60.00%	N/A	-52.9425%
$15.00	-70.00%	N/A	-64.7075%
$10.00	-80.00%	N/A	-76.4725%
$5.00	-90.00%	N/A	-88.2375%
$0.00	-100.00%	N/A	-100.00%

* This column reflects the percentage change from the Initial Share Price to the Underlying Share Closing Price for the Review Date and the percentage change from the Initial Share Price to the Ending Average Share Price for the final Averaging Date.

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of the Underlying Shares increases from the Initial Share Price of $50.00 to an Underlying Share Closing Price of $60.00 on the Review Date. Because the Underlying Share Closing Price on the Review Date of $60.00 is greater than or equal to the hypothetical Call Level of $50.00, the securities are automatically called, and the investor receives a single payment of $1,116.00 per $1,000 Principal Amount security. There will be no further payments on the securities, and investors do not participate in the appreciation of the Underlying Shares.

Example 2: The price of the Underlying Shares decreases from the Initial Share Price of $50.00 to an Underlying Share Closing Price of $40.00 on the Review Date, and increases to an Ending Average Share Price of $55.00 Because the Underlying Share Closing Price on the Review Date of $40.00 is less than the hypothetical Call Level of $50.00, the securities are not automatically called prior to maturity. However, because the Ending Average Share Price of $55.00 is greater than the hypothetical Initial Share Price of $50.00, the investor receives a payment at maturity for each $1,000 Principal Amount security, calculated as follows:

$1,000 + ($1,000 x 10%) = $1,100

Example 3: The price of the Underlying Shares decreases from the Initial Share Price of $50.00 to an Underlying Share Closing Price of $40.00 on the Review Date and an Ending Average Share Price of $45.00 on the final Averaging Date. Because the Underlying Share Closing Price on the Review Date of $40.00 is less than the hypothetical Call Level of $50.00, the securities are not called prior to maturity. Because the Ending Average Share Price of $45.00 has not declined by more than 15% from the Initial Share Price, the Payment at Maturity is the Principal Amount of $1,000 per $1,000 Principal Amount security.

Example 4: The price of the Underlying Shares decreases from the Initial Share Price of $50.00 to an Underlying Share Closing Price of $40.00 on the Review Date and an Ending Average Share Price of $35.00 on the final Averaging Date. Because the Underlying Share Closing Price on the Review Date of $40.00 is less than the hypothetical Call Level of $50.00, the securities are not called prior to maturity. Because the Ending Average Share

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Price of $35.00 has declined by more than 15% from the Initial Share Price, the investor will receive a payment that is less than the Principal Amount for each $1,000 Principal Amount security, calculated as follows:

$1,000 + [$1,000 x (-30% + 15%) × 1.1765] = $823.525

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Selected Purchase Considerations

●	APPRECIATION POTENTIAL; DOWNSIDE EXPOSURE AT MATURITY – If the Underlying Share Closing Price is greater than or equal to the Call Level on the Review Date, the securities will be called and your investment will yield a payment per security of $1,116.00. If the securities are not automatically called prior to maturity, and the Ending Average Share Price is greater than the Initial Share Price, investors will receive a return reflecting the appreciation of the Underlying Shares. If the securities are not automatically called prior to maturity, and the Ending Average Share Price is equal to or less than the Initial Share Price, but has not decreased by more than the Buffer Amount of 15%, investors will receive their principal at maturity. However, if the Underlying Shares decline by more than 15% from the Initial Share Price to the Ending Average Share Price, investors will lose some or all of their principal. Because the securities are our senior unsecured obligations, the payment of any amount, whether upon an automatic call or at maturity, is subject to our ability to pay our obligations as they become due.
●	SECURITIES LINKED TO THE ISHARES® MSCI EMERGING MARKETS ETF — The iShares® MSCI Emerging Markets ETF is managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM (the “Share Underlying Index”). See “Information about the Underlying Shares” on page 23 of this pricing supplement.
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Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Shares. The material risks relating to the securities are described below and are explained in more detail in the “Risk Factors” section of the accompanying product supplement for review notes dated November 16, 2020.

Risks Relating to an Investment in the Securities

●	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The terms of the securities differ from those of ordinary debt securities in that we do not guarantee to pay you any of the Principal Amount of the securities at maturity and do not pay you interest on the securities. The securities are linked to a single exchange-traded fund. If the securities are not automatically called prior to maturity and the Ending Average Share Price declines by more than the Buffer Amount of 15% from the Initial Share Price, you will lose 1.1765% of the Principal Amount for each 1% decline in the Ending Average Share Price as compared to the Initial Share Price beyond the 15% Buffer Amount. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.
●	IF THE SECURITIES ARE REDEEMED PRIOR TO MATURITY, THE APPRECIATION POTENTIAL OF THE SECURITIES IS LIMITED BY THE FIXED CALL PREMIUM SPECIFIED FOR THE REVIEW DATE – If the Underlying Shares close at or above the Call Level on the Review Date, the securities will be automatically redeemed. In this scenario, the appreciation potential of the securities is limited to the fixed call premium specified for the Review Date, and no further payments will be made on the securities once they have been redeemed. In addition, if the securities are redeemed prior to maturity, you will not participate in any appreciation of the Underlying Shares, which could be significant. Moreover, the fixed call premium may be less than the payment at maturity you would receive for the same level of appreciation of the Underlying Shares had the securities not been automatically redeemed and instead remained outstanding until maturity.
●	THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.
●	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying Shares or securities composing the MSCI Emerging Markets IndexSM would have.
●	THE SECURITIES ARE SUBJECT TO OUR CREDIT RISK, AND ANY ACTUAL OR ANTICIPATED CHANGES TO OUR CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.
●	AS A FINANCE SUBSIDIARY, MSFL HAS NO INDEPENDENT OPERATIONS AND WILL HAVE NO INDEPENDENT ASSETS – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.
●	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – The value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
●	the trading price, volatility (frequency and magnitude of changes in value) and dividends of the Underlying Shares and of the stocks composing the Share Underlying Index;
●	the time to maturity of the securities;
●	the dividend rates on the Underlying Shares and the common stocks underlying the Share Underlying Index;
●	interest and yield rates in the market generally;
●	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect securities markets generally or the component stocks of the Share Underlying Index and which may affect the price of the Underlying Shares;
●	the occurrence of certain events affecting the Underlying Shares that may or may not require an adjustment to the Adjustment Factor;
●	the composition of the Share Underlying Index and changes in the constituent stocks of the Share Underlying Index; and
●	our creditworthiness, including actual or anticipated downgrades in our credit ratings or credit spreads.

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Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the Principal Amount if, at the time of sale, the price of the Underlying Shares is below the Initial Share Price.

●	THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

●	INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING IN THE UNDERLYING SHARES OR ITS COMPONENT STOCKS – Investing in the securities is not equivalent to investing in the Underlying Shares or the component stocks of the Share Underlying Index. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Share Underlying Index.
●	THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “Many economic and market factors will impact the value of the securities” above.
●	LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.
●	POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as Calculation Agent and hedging our obligations under the securities. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

As Calculation Agent, MS & Co. may make certain determinations that may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and certain adjustments to the Adjustment Factor. These potentially subjective determinations may adversely affect the payout to you upon an automatic call or at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Adjustment Factor,” “—Antidilution Adjustments,” “—Calculation Agent,” “—Market Disruption Events,” “—Postponement of Averaging Dates,” “—Alternate Exchange Calculation in Case of an Event of Default,” “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” and related definitions below.

Additionally, some of our affiliates also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could potentially affect the Initial Share Price. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate

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action that might affect the price of the Underlying Shares and the value of the securities. In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

●	HEDGING AND TRADING ACTIVITY BY OUR AFFILIATES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the Underlying Shares or the Share Underlying Index), including trading in the Underlying Shares or the stocks that constitute the Share Underlying Index, in futures or options contacts on the Underlying Shares, the share Underlying Index or the constituent stocks of the Share Underlying Index, as well as in other instruments related to the Underlying Shares or the Share Underlying Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. Some of our affiliates also trade the Underlying Shares or the stocks that constitute the Share Underlying Index, in futures or options contacts on the Underlying Shares, the share Underlying Index or the constituent stocks of the Share Underlying Index and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could potentially increase the Initial Share Price, and, therefore, could increase the price at or above which the Ending Average Share Price must be so that investors do not suffer a loss on their initial investment in the securities.
●	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN – Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying product supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction.” If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder (as defined below) in respect of the securities could be recharacterized as ordinary income (in which case an interest charge would be imposed). U.S. Holders should read the section entitled “United States Federal Taxation— Tax Consequences to U.S. Holders — Tax Treatment of the Securities — Potential Application of the Constructive Ownership Rule” in this pricing supplement.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

●	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUE OF FOREIGN (AND ESPECIALLY EMERGING MARKETS) EQUITY SECURITIES – The Underlying Shares track the performance of the Share Underlying Index, which is linked to the value of foreign (and especially emerging markets) equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of

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securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks included in the Share Underlying Index and that are generally tracked by the Underlying Shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

●	THE PRICE OF THE UNDERLYING SHARES IS SUBJECT TO CURRENCY EXCHANGE RISK – Because the price of the Underlying Shares is related to the U.S. dollar value of the stocks included in the Share Underlying Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the Share Underlying Index, the price of the Underlying Shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

●	existing and expected rates of inflation;
●	existing and expected interest rate levels;
●	the balance of payments; and
●	the extent of governmental surpluses or deficits in the countries represented in the Share Underlying Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the Share Underlying Index and the United States and other countries important to international trade and finance.

●	ADJUSTMENTS TO THE UNDERLYING SHARES OR TO THE MSCI EMERGING MARKETS INDEXSM COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — As the investment adviser to the iShares® MSCI Emerging Markets ETF, BlackRock Fund Advisors (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Share Underlying Index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets ETF. Any of these actions could adversely affect the price of the Underlying Shares and, consequently, the value of the securities. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the Share Underlying Index. MSCI can add, delete or substitute the stocks underlying the Share Underlying Index that could affect the value of the Share Underlying Index and, consequently, the price of the Underlying Shares and the value of the securities.
●	YOU CANNOT PREDICT THE FUTURE PERFORMANCE OF THE UNDERLYING SHARES BASED ON ITS HISTORICAL PERFORMANCE – The price of the Underlying Shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You cannot predict the future performance of the Underlying Shares based on its historical performance, and we cannot guarantee that the performance of the Underlying Shares will result in the return of any of your initial investment in the securities. You can review the historical closing prices of the Underlying Shares in “Historical Information” below.
●	THE PERFORMANCE AND MARKET PRICE OF THE UNDERLYING SHARES, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE SHARE UNDERLYING INDEX, THE PERFORMANCE OF THE COMPONENT SECURITIES OR THE NET ASSET VALUE PER SHARE OF THE UNDERLYING SHARES — The Underlying Shares do not fully replicate the Share Underlying Index and may hold securities that are different than those included in the Share Underlying Index. In addition, the performance of the Underlying Shares will reflect additional transaction costs and fees that are not included in the calculation of the Share Underlying Index. All of these factors may lead to a lack of correlation between the performances of the Underlying Shares and the Share Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Underlying Shares may impact the variance between the performances of the Underlying Shares and the Share Underlying Index. Finally, because the shares of the Underlying Shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Underlying Shares may differ from the net asset value per share of the Underlying Shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Underlying Shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the Underlying Shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Underlying Shares, and their ability to create and redeem shares of the Underlying Shares may be disrupted. Under these circumstances, the market price

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of shares of the Underlying Shares may vary substantially from the net asset value per share of the Underlying Shares or the level of the Share Underlying Index.

For all of the foregoing reasons, the performance of the Underlying Shares may not correlate with the performance of the Share Underlying Index, the performance of the component securities of the Share Underlying Index or the net asset value per share of the Underlying Shares. Any of these events could materially and adversely affect the price of the shares of the Underlying Shares and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the Averaging Dates, the Calculation Agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities. If the Calculation Agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Underlying Shares on the Averaging Dates, even if the Underlying Shares are underperforming the Share Underlying Index or the component securities of the Share Underlying Index and/or trading below the net asset value per share of the Underlying Shares.

●	THE ANTIDILUTION ADJUSTMENTS DO NOT COVER EVERY EVENT THAT COULD AFFECT THE SHARES OF THE ISHARES® MSCI EMERGING MARKETS ETF — MS & Co., as Calculation Agent, will adjust the Adjustment Factor for certain events affecting the shares of the iShares® MSCI Emerging Markets ETF. However, the Calculation Agent will not make an adjustment for every event that could affect the shares of the iShares® MSCI Emerging Markets ETF. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the market price of the securities may be materially and adversely affected.

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Additional Terms of the Securities

The additional terms specified below supersede the relevant terms of the accompanying product supplement for review notes dated November 16, 2020, where applicable.

Share Underlying Index

The MSCI Emerging Markets IndexSM

Share Underlying Index Publisher

MSCI Inc. or any successor thereof

Denominations

$1,000 per security and integral multiples thereof

Interest Rate

None

Senior Security of Subordinated Security

Senior

Specified Currency

U.S. dollars

Trustee

The Bank of New York Mellon, a New York banking corporation

Agent

Morgan Stanley & Co. LLC (“MS & Co.”)

Adjustment Factor

The Adjustment Factor with respect to the Underlying Shares is initially set at 1.0, and is subject to adjustment in the event of certain corporate events affecting the Underlying Shares. See “—Antidilution Adjustments” below.

Antidilution Adjustments

The Adjustment Factor will be adjusted as follows:

If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the then-current Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factor will be made up to the close of business on the final Averaging Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Share Closing Price of the Underlying Shares.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor upon written request by any investor in the securities.

Calculation Agent

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The Calculation Agent for the securities will be MS & Co. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable, if any, per stated Principal Amount of the securities will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate Principal Amount of the securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the payment that you will receive, if any, at maturity or whether a market disruption event has occurred. See “Market Disruption Event” and “Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Events

Market Disruption Event means, with respect to the Underlying Shares (or any other security for which a trading price or closing price must be determined):

(i) the occurrence or existence of:

(a) a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

(b) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Share Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Share Underlying Index, shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the Underlying Shares or in futures or options contract related to the Share Underlying Index or the Underlying Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Share Underlying Index or on the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares, and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on

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which futures or options contracts related to the Share Underlying Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange

Relevant Exchange means the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the Share Underlying Index or any successor index.

Payment Pursuant to an Automatic Call

If the securities are automatically called following the Review Date, the Issuer will redeem the securities and pay the amount due upon such Automatic Call on the third Business Day after the Review Date.

Postponement of Review Date

If a Market Disruption Event with respect to the Underlying Shares occurs on the scheduled Review Date or if the scheduled Review Date is not a Trading Day, the Share Closing Price for such scheduled Review Date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event will have occurred. The Share Closing Price will not be determined on a date later than the tenth scheduled Trading Day after the scheduled Review Date, and if such date is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Share Closing Price of the Underlying Shares on such date as the mean of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such Underlying Shares, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Postponement of Maturity Date

If the scheduled Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding Business Day immediately following the scheduled Maturity Date. If the final Averaging Date is postponed so that it falls less than three scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the third scheduled Trading Day following the final Averaging Date as postponed. See “–Postponement of Averaging Dates” below.

Postponement of Averaging Dates

If a Market Disruption Event with respect to the Underlying Shares occurs on any scheduled Averaging Date or if any such scheduled Averaging Date is not a Trading Day, the Share Closing Price for such scheduled Averaging Date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event will have occurred. Each succeeding Averaging Date shall then be the next Trading Day following the preceding Averaging Date as postponed. The Share Closing Price will not be determined on a date later than the tenth scheduled Trading Day after the scheduled final Averaging Date, and if such date is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Share Closing Price of the Underlying Shares on such date as the mean of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such Underlying Shares, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Share Closing Price

Subject to the provisions set out under “Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below, the Share Closing Price for the Underlying Shares (or one unit of any other security for which a Share Closing Price must be determined) on any Trading Day will be determined by the Calculation Agent and will mean:

(i) if the Underlying Shares (or any such other security) are listed on a national securities exchange (other than The Nasdaq Stock Market LLC (“Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange

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Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed,

(ii) if the Underlying Shares (or any such other security) are securities of Nasdaq, the official closing price published by Nasdaq on such day, or

(iii) if the Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by Nasdaq, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA.

Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation

If trading in the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the iShares® Emerging Markets ETF is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Share Closing Price on the Averaging Dates following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index (or any successor index, as described below) on such date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) times (ii) a fraction, the numerator of which is the Share Closing Price and the denominator of which is the closing value of the Share Underlying Index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Share Closing Price was available.

If, subsequent to a Discontinuance or Liquidation Event, MSCI Inc. discontinues publication of the Share Underlying Index and MSCI Inc. or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “successor index”), then any subsequent Share Closing Price on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such successor index at the regular weekday close of trading on such Trading Day and, to the extent the value of the successor index differs from the value of the Share Underlying Index at the time of such substitution, proportionate adjustments will be made by the Calculation Agent for purposes of calculating payments on the securities.

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, MSCI Inc. discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on, the Averaging Dates, and MS & Co., and the Calculation Agent, determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the Share Closing Price for such date. The Share Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the Share Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such

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suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Share Underlying Index may adversely affect the value of the securities.

Alternate Exchange Calculation in Case of an Event of Default

If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities. That cost will equal:

●	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

●	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the securities, which we describe below, the holders of the securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

●	no quotation of the kind referred to above is obtained, or

●	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final Averaging Date, then the Acceleration Amount will equal the Principal Amount of the securities.

Qualified financial institutions

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For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

●	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Issuer Notices to Registered Holders, the Trustee and the Depositary

In the event that the Maturity Date is postponed due to postponement of the final Averaging Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the actual final Averaging Date.

In the event that the securities are subject to Automatic Call, the Issuer shall, (i) on the Business Day following the Review Date, give notice of the Automatic Call and the Automatic Call payment, including specifying the payment date of the amount due upon the Automatic Call (the “Automatic Call Date”), (x) to each registered holder of the securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call date, deliver the aggregate cash amount due with respect to the securities to the Trustee for delivery to the Depositary, as holder of the securities. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to each $1,000 Principal Amount of the securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the Trustee for delivery to the Depositary, as holder of the securities, on the Maturity Date.

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Additional Information about the Securities

United States Federal Taxation

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies only to investors in the securities who:

●	purchase the securities in the original offering; and

●	hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

●	certain financial institutions;

●	insurance companies;

●	certain dealers and traders in securities or commodities;

●	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

●	regulated investment companies;

●	real estate investment trusts; or

●	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an

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investment in the securities (including possible alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the securities should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule. Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction” under Section 1260 of the Code. If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder in respect of the securities could be recharacterized as ordinary income (the “Recharacterized Gain”), in which case an interest charge will be imposed. The amount of the interest charge is determined by treating any Recharacterized Gain as having accrued such that the gain in each successive year is equal to the gain in the prior year increased by the applicable federal rate (determined as of the date of sale, exchange or settlement of the securities) during the term of the constructive ownership transaction. The amount of Recharacterized Gain (if any) that would be treated as ordinary income in respect of a security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a security over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code). Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.” It is unclear how to calculate the amount of Recharacterized Gain if an investment in the securities were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities. U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial

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instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

●	an individual who is classified as a nonresident alien;

●	a foreign corporation; or

●	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

●	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

●	certain former citizens or residents of the United States; or

●	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code, a Non-U.S. Holder of the securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

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●	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

●	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

●	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

●	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax

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Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of Proceeds and Hedging

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the Underlying Shares or the constituent stocks of the Share Underlying Index, in futures and/or options contracts on the Underlying Shares or any component stocks of the Share Underlying Index listed on major securities markets, or in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the Underlying Shares on the Pricing Date, and therefore could increase the price at or above which the Underlying Shares must close on the Averaging Dates so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the Averaging Dates, by purchasing and selling the Underlying Shares or the stocks constituting the Share Underlying Index, futures or options contracts on the Underlying Shares, the Share Underlying Index or the constituent stocks of the Share Underlying Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. We cannot give any assurance that our hedging activities will not affect the price of the Underlying Shares, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.

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Historical Information

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets ETF based on the daily historical closing prices of the Underlying Shares from January 1, 2016 through February 5, 2021. The Share Closing Price of the Underlying Shares on February 5, 2021 was $56.24. We obtained the Share Closing Prices of the Underlying Shares below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical prices of the Underlying Shares should not be taken as an indication of future performance, and no assurance can be given as to the Share Closing Price on any of the Averaging Dates. We cannot give you any assurance that the performance of the Underlying Shares will result in the return of any of your initial investment in the securities.

Historical Performance of the iShares® MSCI Emerging Markets ETF

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Information about the Underlying Shares

The iShares® MSCI Emerging Markets ETF. The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM. The iShares® MSCI Emerging Markets ETF is managed by iShares, a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. We make no representation or warranty as to the accuracy or completeness of such information. The Underlying Shares are listed on the NYSE Arca Exchange under the ticker symbol “EEM UP.”

This pricing supplement relates only to the securities referenced hereby and does not relate to the Underlying Shares. We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available sources described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that any publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available information described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Underlying Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI and is intended to provide performance benchmarks for certain emerging equity markets including Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets IndexSM is described in “MSCI Emerging Markets IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

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Supplemental Plan of Distribution; Conflicts of Interest

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $15 per $1,000 Principal Amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

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